Exhibit 99.1

W&T Offshore Announces First Quarter 2018 Operational and Financial Results, Revised 2018 Capital Expenditure Program and 2018 Guidance

HOUSTON, May 2, 2018 /PRNewswire/ -- W&T Offshore, Inc. (NYSE: WTI) today reported its first quarter 2018 operational and financial results and second quarter and revised full year 2018 production and expense guidance. Some of the key highlights for the first quarter included:

  Production for the first quarter of 2018 averaged 36,976 barrels of oil equivalent ("Boe") per day (or 3.3 million Boe for the quarter), 57% of which was oil and natural gas liquids ("NGLs"), compared to 42,712 Boe per day in the first quarter of 2017. Production was impacted by well maintenance, weather, pipeline outages and platform maintenance that collectively resulted in deferred production of almost 4,200 Boe per day, compared to 1,800 Boe per day in the first quarter of 2017.
  Revenues for the first quarter of 2018 were $134.2 million, up $9.8 million, or 7.9% compared to the first quarter of 2017. Oil and NGLs sales made up 80% of revenues, compared to 75% in the first quarter of 2017.
  Operating income for the first quarter of 2018 was $38.7 million, an increase of 37.4% over the first quarter of 2017.
  Net income for the first quarter of 2018 was $27.6 million or $0.19 per share compared to net income of $24.3 million or $0.17 per share in the first quarter of 2017. Net income for the first quarter of 2018 included $0.1 million of income tax expense, whereas net income for the first quarter of 2017 included an income tax benefit of $7.6 million.
  Cash flow from operating activities for the first quarter of 2018 was $75.0 million. Adjusted EBITDA was $77.2 million, up $12.0 million or 18.4% compared to the first quarter of 2017. Our Adjusted EBITDA margin was 57.5% for the first quarter of 2018, up from 52.4% in first quarter of 2017. (See definitions and reconciliations of non-GAAP measures to GAAP measures at the end of this news release.)
  As a result of establishing the recently announced joint venture drilling program with private investors ("the JV Drilling Program"), the Company has revised its previously disclosed 2018 capital expenditure program to $75 million from $130 million. The Company's 2018 capital expenditure program now includes participation in 11 wells, seven of which are included in the 2018 JV Drilling Program.

Tracy W. Krohn, W&T Offshore's Chairman and Chief Executive Officer, stated, "We were pleased to close our unique JV Drilling Program with an investor group during the first quarter, which we expect to enhance our return on investment and improve our financial flexibility. Subsequent to the initial close, additional investors have made commitments to the JV Drilling Program and we are in discussions with a few other investors who have expressed interest in joining the JV Drilling Program. We have already taken advantage of the additional liquidity it provided by completing a highly accretive acquisition.

"Our purchase in April 2018 of Cobalt's interest in the high cash flow generating Heidelberg field is an example of the type of opportunities that can boost our ability to build cash. The JV Drilling Program also positions us to reduce our 2018 Capital Budget while participating in additional projects that we believe can create solid returns for shareholders.

"Our drilling performance in 2018 has gotten off to a good start with two high production rate wells recently being placed on production at our Mahogany and Virgo fields. We have three rigs currently drilling with one at Ewing Bank 910 as well as one at Mahogany and one at Virgo. These fields all have existing infrastructure to allow for quick cash flow generation.

"Combined with improved oil and NGL prices that are positively impacting our revenue, we are increasingly optimistic about our ability to manage our debt obligations and end the year with a much improved balance sheet. Our oil production for the balance of 2018 is now 75% hedged at a floor of almost $60.00 per barrel so we believe that helps to de-risk a good portion of our cash flow steam," concluded Mr. Krohn.

Production, Prices and Revenues: Production for the first quarter of 2018 was 3.3 million Boe compared to the first quarter 2017 of 3.8 million Boe. First quarter 2018 production was comprised of 1.6 million barrels of oil, 0.4 million barrels of NGLs and 8.5 billion cubic feet ("Bcf") of natural gas. Oil and NGLs production comprised 57.3% of total production in the first quarter of 2018 compared to 56.7% of total production in the first quarter of 2017. Production for the first quarter of 2018 was below the 2017 level partially due to well maintenance, weather, pipeline outages, and platform maintenance that collectively resulted in deferred production of approximately 4,200 Boe per day, compared to 1,800 Boe per day in the first quarter of 2017.

Our Ship Shoal 299 field, Ship Shoal 349 ("Mahogany") field and South Timbalier 314 field delivered the largest production increases compared to the 2017 first quarter because of our successful drilling and development (completion, recompletion and workover programs). These were offset by production decreases primarily due to deferred production and natural production declines.

For the first quarter of 2018 our realized crude oil sales price was $62.52 per barrel, our realized NGL sales price was $27.54 per barrel and our realized natural gas sales price was $3.03 per Mcf. The combined average realized sales price was $39.92 per Boe compared to $32.12 per Boe in the first quarter of 2017.

Revenues for the first quarter of 2018 increased 7.9% to $134.2 million compared to $124.4 million in the first quarter of 2017. The increase was due to a 24.3% increase in our realized commodity sales price, partially offset by lower production volumes. We sold 36,976 Boe per day at an average realized sales price of $39.92 per Boe compared to 42,712 Boe per day at an average realized sales price of $32.12 per Boe in the first quarter of 2017. Over 73% of the change in production volumes between periods is attributable to the production deferrals referred to above.

Lease Operating Expenses: Lease operating expense ("LOE"), which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance, was $36.8 million in the first quarter of 2018 compared to $40.2 million in the first quarter of 2017. On a component basis, base lease operating expenses were $30.2 million, insurance premiums were $2.7 million, workovers were $2.4 million and facilities maintenance was $1.5 million. Base LOE was down $1.7 million from the first quarter of 2017 primarily due to lower costs at non-operated properties. Insurance premiums were up $0.7 million on better insurance coverage while workover expenses decreased $1.5 million and facilities maintenance decreased $0.9 million, reflecting lower activity at lower rates for goods and services.

Depreciation, depletion, amortization and accretion ("DD&A"): DD&A, including accretion for asset retirement obligations ("ARO"), was $11.44 per Boe for the first quarter of 2018 compared to $10.40 per Boe for the first quarter of 2017. On a nominal basis, DD&A was $38.1 million for the first quarter of 2018, which was down from $40.0 million in the first quarter of 2017.

General and Administrative Expenses ("G&A"): G&A was $15.0 million for the first quarter of 2018 compared to $13.3 million in the first quarter of 2017. The increase was primarily due to increases in incentive compensation in 2018 which is solely a function of substantially better financial performance, partially offset by reductions in legal costs.

Derivative (gain) loss: We had no derivative contracts in place during the first quarter of 2018. We recorded a gain of $4.0 million in the first quarter of 2017 associated with crude oil derivative contracts. During April 2018, we entered into four different commodity derivative contracts for crude oil for a total of 11,000 barrels per day through the end of 2018. We entered into swaps, costless collars and also purchased puts. A list of those derivative positions may be found on our website at www.wtoffshore.com in the investor relations section.

Interest expense: Interest expense was $11.3 million in the first quarter of 2018, flat with the first quarter of 2017.

Income Tax: We recorded income tax expense of $0.1 million in the first quarter of 2018 on pre-tax income of $27.7 million compared to an income tax benefit of $7.6 million on pre-tax income of $16.7 million in the first quarter of 2017. The income tax expense in the first quarter of 2018 represents interest on a tax position. Otherwise tax expense is zero in the quarter. Our current full-year forecast for 2018 has the benefit of a net operating loss for tax purposes so no current tax expense is recorded on positive earnings. Any deferred tax expense is offset by a reduction in the valuation allowance in both periods.

The balance sheet at March 31, 2018 reflects current income tax receivables of $65.1 million, which relates to our net operating loss claims for plug and abandonment work that qualifies as a specified liability loss for tax purposes allowing for net operating losses to be carried back to prior years.

Net Income & Earnings Per Share: We reported net income for the first quarter of 2018 of $27.6 million, or $0.19 per common share. Excluding special items, our adjusted net income was $28.0 million, or $0.19 per share. For the first quarter of 2017 we reported net income of $24.3 million, or $0.17 per common share; excluding special items, adjusted net income for the first quarter of 2017 would have been $22.8 million, or $0.16 per share. (See the "Reconciliation of Net Income to Net Income Excluding Special Items" and related earnings per share, excluding special items in the table under "Non-GAAP Information" at the end of this news release for a description of the special items.)

Cash Flow and Adjusted EBITDA: Net cash provided by operating activities for the first three months of 2018 was $75.0 million which is $6.2 million below the first quarter of 2017. In the first quarter of 2017 the company collected $30.1 million from an insurance claim that was from the 2008 time frame. The first quarter of 2018 reflects advances from investors in the JV Drilling Program of $19.2 million. Excluding these one-time items, cash flow from operating activities in the 2018 period would have been higher on improved operating results. Cash flows from operating activities (before changes in working capital, an insurance reimbursement, escrow deposits, advances from investors in the JV Drilling Program and ARO settlements) were $67.5 million in the first three months of 2018 compared to $63.7 for the same period in 2017.

Adjusted EBITDA for the first quarter of 2018 was $77.2 million and our Adjusted EBITDA margin was 57.5% compared to Adjusted EBITDA of $65.2 million and an Adjusted EBITDA margin of 52.4% for the first quarter of 2017. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are defined in the "Non-GAAP Information" section at the end of this news release.

Liquidity: At March 31, 2018, our total liquidity was $280.4 million, consisting of an unrestricted cash balance of $130.7 million and $149.7 million of availability under our $150 million revolving bank credit facility.

Revised 2018 Capital Expenditure Program: As previously reported, due to establishing the joint venture drilling program with private investors through a newly formed entity called Monza Energy LLC ("the JV Drilling Program"), the Company has revised its 2018 capital expenditure program to $75 million from $130 million. These estimates do not include acquisitions. The $75 million capital budget is net of approximately $20 million in reimbursements for capital expenditures incurred by the Company for the wells included in the JV Drilling Program before the closing date.

The Company's 2018 capital expenditure program now includes participation in 11 wells, seven of which are included in the 2018 JV Drilling Program. The Company's drilling opportunities at Virgo continue to expand and we may have additional wells to add to the JV Drilling Program at this field. Having just concluded completion operations on the successful VK823 A-10 ST well, the platform rig has begun drilling operations on the VK823 A-12 well.

Other projects for 2018 that were previously announced include two more wells at the Mahogany field, the SS 359 A-5 ST2 development well (which is part of the JV Drilling Program) and the SS 349 A-19, (not part of the JV Drilling Program).

Two previously announced wells included in the 2018 JV Drilling Program are in our Ewing Bank 910 field. These wells, the South Timbalier 311 A-2 and A-3 wells, are both low-risk, high-return exploration opportunities with multiple stacked pay sands and, assuming success, can be brought on line quickly via existing infrastructure and pipelines. The 2018 capital expenditure program will have a very small interest in one well to be drilled at Mississippi Canyon 194, which is a change from a small interest in four wells originally planned there for 2018.

Additionally, we estimate we will spend approximately $31.6 million on plugging and abandonment activities in 2018.

Capital Expenditures: Our capital expenditures for oil and gas properties on an accrual basis for the first three months of 2018 were $21.1 million compared to $23.3 million for the 2017 period. The 2018 period reflects a net reimbursement from Monza of $20 million referred to above. In the first quarter of 2018 we completed two wells -- the A-17 well at Mahogany, which began producing during March 2018, and the Viosca Knoll 823 ("Virgo") A-10 ST1 well, which began production during April 2018. The Virgo A-10 ST well is now part of the JV Drilling Program.

Heidelberg Field: In addition to the capital expenditure budget of $75 million, in April 2018, the Company closed on the previously announced acquisition of a 9.375% working interest in the Heidelberg field from Cobalt International Energy. The gross purchase price was $31.1 million and the effective date was January 1, 2018. As previously disclosed, February's gross production from the field was 33,513 barrels of oil per day and 16,705 Mcf per day or 36,300 Boe per day. W&T's net benefit from the production from the field was 2,749 barrels of oil per day and 1.4 MMcf per day in February 2018 or almost 3,000 barrels of oil equivalent per day from 5 wells. Cash flow generated by the acquired interest between the effective date of January 1, 2018 and the closing date of April 5, 2018, serves to reduce the gross purchase price disclosed above.

OPERATIONS UPDATE

We are currently operating or participating in three active drilling programs in the Gulf of Mexico, as described below.

Ship Shoal 349 "Mahogany" (operated, shelf): The SS349 A-17 (not in JV Drilling Program) well that found a previously undiscovered deeper sand ('V' sand) and extended the known limits of one of the field pay sands seen in earlier wells, came on line towards the end of March. It is producing at an intentionally restricted test rate of approximately 1,925 Boe per day (82% oil). The rig is now drilling the SS349 A-5 ST well (in JV Drilling Program) targeting the 'Q' and 'P' sands. Please note that the A-5ST well will be the only well in our JV Drilling Program in this field. We expect to drill the SS 359 A-19 well (not in the JV Drilling Program) in the second half of 2018.

Viosca Knoll 823 "Virgo" (operated, shelf, in JV Drilling Program): In the first quarter of 2018, we successfully drilled the first well in a multi-well deepwater development program at our Virgo field. The VK822 A-10 ST well encountered 113 feet of high liquids condensate pay and due to the presence of infrastructure and our Virgo production platform, the well was put on-line quickly and achieved first production in mid-April. It is currently producing at a test rate of 1,250 Boe per day. The Company's drilling inventory at Virgo continues to expand and we now plan to include additional wells in the drilling program from this field. We have recently commenced drilling operations on the VK779 A-12 well (that is in block VK779), which is structurally higher and up dip to another well that has logged pay in a principal target sand.

Ewing Bank 910 Field Area (deepwater, in JV Drilling Program): Two new drill wells are planned in our Ewing Bank 910 field area, which are the South Timbalier 311 A-2 and A-3 wells. The rig has concluded mobilizing to the South Timbalier 311 Platform to begin drilling the A-2 well and just recently spud the well. Following the A-2 well operations, the rig is expected to then drill the A-3 well. We believe both of these wells are low-risk exploration opportunities with multiple stacked pay sands. Assuming success, these wells are expected to be brought on line quickly via existing infrastructure and pipelines.

Well Recompletions and Workovers: During the first quarter of 2018 we performed three recompletions that added approximately 1,190 Boe per day of initial production and four workovers that added approximately 570 Boe per day of initial production.

Second Quarter and Full Year 2018 Production and Expense Guidance

Our guidance for the second quarter and full year 2018 in the table below represents the Company's best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Forward-Looking Statements".

	Second Quarter	Prior Full Year	Revised Full Year
Production	2018	2018	2018

Oil and NGL's (MMBbls)	2.0 - 2.2	7.5 - 8.3	7.8 - 8.6

Natural Gas (Bcf)	8.1 - 9.0	31.7 - 35.1	32.2 - 35.6

Total (Bcfe)	19.8 - 21.9	76.8 - 84.8	79.0 - 87.4

Total (MMBoe)	3.3 - 3.6	12.8 - 14.1	13.2 - 14.6

Operating Expenses	Second Quarter	Prior Full Year	Revised Full Year
($ in millions)	2018	2018	2018

Lease operating expenses	$45 - $50	$154 - $170	$159 - $176

Gathering, transportation &
production taxes	$5 - $6	$23 -$26	$23 - $26

General and administrative	$14 - $16	$55 - $61	$56 - $62

Income tax rate benefit		0.0%	0%

Conference Call Information: W&T will hold a conference call to discuss our financial and operational results on Thursday, May 3, 2018, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To participate, dial 412-902-0030 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company's website at www.wtoffshore.com. A replay of the conference call will be available after the call until May 10, 2018, and may be accessed by calling 201-612-7415 and using the passcode 13678609#.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 49 producing fields in federal and state waters and has under lease approximately 700,000 gross acres, including approximately 470,000 gross acres on the Gulf of Mexico Shelf and approximately 230,000 gross acres in the deepwater. A majority of the Company's daily production is derived from wells it operates. For more information on W&T Offshore, please visit the Company's website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore's Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
	(In thousands, except per share data)

Revenues:
Oil	97,306	84,971
NGLs	9,660	8,742
Natural gas	25,867	29,758
Other	1,380	922
Total revenues	$134,213	$124,393

Operating costs and expenses:
Lease operating expenses	36,843	40,164
Gathering, transportation costs and production taxes	5,512	6,724
Depreciation, depletion, amortization and accretion	38,081	39,990
General and administrative expenses	15,038	13,274
Derivative gain	-	(3,955)
Total costs and expenses	95,474	96,197
Operating income	38,739	28,196

Interest expense	11,323	11,294
Other (income) expense, net	(333)	191
Income before income tax expense (benefit)	27,749	16,711
Income tax expense (benefit)	109	(7,588)
Net income	$27,640	$24,299

Basic and diluted earnings per common share	$0.19	$0.17

Weighted average common shares outstanding	138,845	137,513

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Three Months Ended
	March 31,			Variance
	2018	2017	Variance	Percentage(2)
Net sales volumes:
Oil (MBbls)	1,557	1,805	(248)	-13.7%
NGL (MBbls)	351	374	(23)	-6.1%
Oil and NGLs (MBbls)	1,907	2,180	(273)	-12.5%
Natural gas (MMcf)	8,523	9,985	(1,462)	-14.6%
Total oil and natural gas (MBoe) (1)	3,328	3,844	(516)	-13.4%
Total oil and natural gas (MMcfe) (1)	19,967	23,065	(3,098)	-13.4%

Average daily equivalent sales (Boe/d)	37.0	42.7	(5.7)	-13.4%
Average daily equivalent sales (MMcfe/d)	221.9	256.3	(34.4)	-13.4%

Average realized sales prices:
Oil ($/Bbl)	$62.52	$47.06	$15.46	32.9%
NGLs ($/Bbl)	27.54	23.34	4.20	18.0%
Oil and NGLs ($/Bbl)	56.08	42.99	13.09	30.4%
Natural gas ($/Mcf)	3.03	2.98	0.05	1.7%
Barrel of oil equivalent ($/Boe)	39.92	32.12	7.80	24.3%
Natural gas equivalent ($/Mcfe)	6.65	5.35	1.30	24.3%

Average per Boe ($/Boe):
Lease operating expenses	$11.07	$10.45	$0.62	5.9%
Gathering and transportation costs and production taxes	1.66	1.75	(0.09)	-5.1%
Depreciation, depletion, amortization and accretion	11.44	10.40	1.04	10.0%
General and administrative expenses	4.52	3.45	1.07	31.0%

Average per Mcfe ($/Mcfe):
Lease operating expenses	$1.85	$1.74	$0.11	6.3%
Gathering and transportation costs and production taxes	0.28	0.29	(0.01)	-3.4%
Depreciation, depletion, amortization and accretion	1.91	1.73	0.18	10.4%
General and administrative expenses	0.75	0.58	0.17	29.3%

(1) MMcfe and MBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

(2) Variance percentages are calculated using rounded figures and may result in slightly different figures for comparable data.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2018	2017
	(In thousands, except
	share data)
Assets
Current assets:
Cash and cash equivalents	$130,711	$99,058
Receivables:
Oil and natural gas sales	44,942	45,443
Joint interest	17,835	19,754
Income taxes	65,103	13,006
Total receivables	127,880	78,203
Prepaid expenses and other assets	20,197	13,419
Total current assets	278,788	190,680

Property and equipment	8,151,755	8,123,875
Less accumulated depreciation, depletion and amortization	7,578,403	7,544,859
Net property and equipment	573,352	579,016
Restricted deposits for asset retirement obligations	25,622	25,394
Income tax receivables	-	52,097
Other assets	64,414	60,393
Total assets	$942,176	$907,580

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$77,444	$83,665
Undistributed oil and natural gas proceeds	22,273	20,129
Asset retirement obligations	25,748	23,613
Long-term debt	22,858	22,925
Accrued liabilities	23,293	17,930
Total current liabilities	171,616	168,262
Long-term debt:
Principal	889,790	889,790
Carrying value adjustments	77,691	79,337
Long-term debt, less current portion - carrying value	967,481	969,127

Asset retirement obligations, less current portion	280,735	276,833
Other liabilities	66,993	66,866
Commitments and contingencies	-	-
Shareholders' deficit:
Common stock, $0.00001 par value; 200,000,000 shares authorized; 141,960,462 issued and 139,091,289 outstanding at March 31, 2018 and December 31, 2017	1	1
Additional paid-in capital	547,039	545,820
Retained earnings (deficit)	(1,067,522)	(1,095,162)
Treasury stock, at cost	(24,167)	(24,167)
Total shareholders' deficit	(544,649)	(573,508)
Total liabilities and shareholders' deficit	$942,176	$907,580

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
	(In thousands)

Operating activities:
Net Income	$27,640	$24,299
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	38,081	39,990
Amortization of debt items	466	412
Share-based compensation	1,219	1,928
Derivative gain	-	(3,955)
Cash receipts on derivative settlements, net	-	713
Deferred income taxes	109	105
Changes in operating assets and liabilities:
Oil and natural gas receivables	501	(1,882)
Joint interest receivables	1,919	5,042
Insurance reimbursements	-	30,100
Prepaid expenses and other assets	(6,391)	(7,972)
Asset retirement obligation settlements	(7,022)	(14,499)
Cash advances from JV Partners	19,147	(2,531)
Accounts payable, accrued liabilities and other	(688)	9,433
Net cash provided by operating activities	74,981	81,183

Investing activities:
Investment in oil and natural gas properties and equipment	(21,117)	(23,338)
Changes in operating assets and liabilities associated with investing activities	(17,154)	1,168
Deposit for acquisition	(3,000)	-
Purchases of furniture, fixtures and other	-	(853)
Net cash used in investing activities	(41,271)	(23,023)

Financing activities:
Payment of interest on 1.5 Lien Term Loan	(2,057)	(2,056)
Other	-	(245)
Net cash used in financing activities	(2,057)	(2,301)
Increase in cash and cash equivalents	31,653	55,859
Cash and cash equivalents, beginning of period	99,058	70,236
Cash and cash equivalents, end of period	$130,711	$126,095

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are "Net Income Excluding Special Items," "EBITDA" and "Adjusted EBITDA." Our management uses these non-GAAP financial measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Net Income Excluding Special Items

"Net Income Excluding Special Items" does not include the unrealized commodity derivative (gain), default in payment by joint interest partners, costs related to the exchange of debt and associated income tax adjustments. Net Income Excluding Special Items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended
	March 31,
	2018	2017
	(In thousands, except per share amounts)
	(Unaudited)

Net income	$27,640	$24,299
Unrealized commodity derivative gain	-	(3,242)
Default in payment by joint interest partners	342	205
Costs related to the exchange of debt	-	245
Income tax adjustment for the items above …	-	1,268
Net income excluding special items	$27,982	$22,775

Basic and diluted income per common share, excluding special items	$0.19	$0.16

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization, and accretion and ceiling test write-down of oil and natural gas properties. Adjusted EBITDA excludes the unrealized commodity derivative (gain), default in payment by joint interest partners, and costs related to the exchange of debt. We believe the presentation of EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures. We believe this presentation is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

The following table presents a reconciliation of our net income (loss) to EBITDA and Adjusted EBITDA along with our Adjusted EBITDA margin.

	Three Months Ended
	March 31,
	2018	2017
	(In thousands)
	(Unaudited)

Net income	$27,640	$24,299
Income tax expense (benefit)	109	(7,588)
Net interest expense	10,990	11,289
Depreciation, depletion, amortization and accretion	38,081	39,990
EBITDA	76,820	67,990

Adjustments:
Unrealized commodity derivative gain	-	(3,242)
Default in payment by joint interest partners	342	205
Costs related to the exchange of debt	-	245
Adjusted EBITDA	$77,162	$65,198

Adjusted EBITDA Margin	57%	52%

CONTACT:	Lisa Elliott	Danny Gibbons
	Dennard Lascar Investor Relations	SVP & CFO
	lelliott@dennardlascar.com	investorrelations@wtoffshore.com
	713-529-6600	713-624-7326